As filed with the Securities and Exchange Commission on September 7, 2022.

Registration No. 333-105535

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-105535
UNDER THE SECURITIES ACT OF 1933

Freeport-McMoRan Inc.
(Exact name of registrant as specified in its charter)

Delaware	74-2480931
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

333 North Central Avenue Phoenix, AZ	85004
(Address of Principal Executive Offices)	(Zip Code)

Freeport-McMoRan Inc. 2003 Stock Incentive Plan
(Full title of the plan)

Monique A. Cenac
Assistant General Counsel and Secretary
Freeport-McMoRan Inc.
333 North Central Avenue
Phoenix, AZ 85004
(Name and address of agent for service)
(602) 366-8100
(Telephone number, including area code, of agent for service)
Copy to:
Kelly C. Simoneaux
Jones Walker LLP
201 St. Charles Avenue, Suite 5100
New Orleans, Louisiana 70170-5100
(504) 582-8000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.     ☐

EXPLANATORY NOTE

    This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the below listed Registration Statement on Form S-8 (the “Prior Registration Statement”) of Freeport-McMoRan Inc., formerly Freeport-McMoRan Copper & Gold Inc., (the “Registrant”) is being filed to terminate all offerings under the Prior Registration Statement and deregister any and all securities that remain unsold pursuant to the Prior Registration Statement.
1.Registration Statement on Form S-8, File No. 333-105535, filed with the Securities and Exchange Commission on May 23, 2003, originally registering the offer and sale of (i) 8,000,000 shares of Class B Common Stock, par value $0.10 per share, and (ii) 8,000,000 preferred stock purchase rights, issuable pursuant to the Freeport-McMoRan Inc. 2003 Stock Incentive Plan (the “Prior Plan”).

DEREGISTRATION OF SECURITIES

The Registrant has terminated all offerings of securities under the Prior Registration Statement and is no longer issuing securities pursuant to the Prior Plan. In accordance with an undertaking made by the Registrant in the Prior Registration Statement to remove from registration by means of a post-effective amendment any securities registered under the Prior Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration by means of this Post-Effective Amendment any securities registered under the Prior Registration Statement that remain unsold as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Prior Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on September 7, 2022.

FREEPORT-MCMORAN INC.

By:	/s/ Douglas N. Currault II
Douglas N. Currault II
Senior Vice President and General Counsel

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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